EXHIBIT 5.1

August 18, 2015

PG&E Corporation
77 Beale Street
San Francisco, CA 94105

Re:	Registration Statement on Form S-8 Relating to the PG&E Corporation Retirement Savings Plan and the PG&E Corporation Retirement Savings Plan for Union-Represented Employees (the “Plans”)

Ladies and Gentlemen:

I am counsel to PG&E Corporation, and I am rendering this opinion at your request in connection with the offer and sale of 40,000,000 shares of PG&E Corporation’s common stock (“Shares”) under the Plans, as described in the above-referenced registration statement.

I, or other attorneys acting under my direction and under my supervision, have examined instruments, documents, and records which I have deemed relevant and necessary for the basis of my opinion hereinafter expressed.  In such examination, I have assumed the following:  (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to me as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates I have reviewed.

Based on such examination, I am of the opinion that the Shares, when issued in accordance with the provisions of the Plans, will be validly issued, fully paid and nonassessable.

I express no opinion as to matters of law in jurisdictions other than the State of California and federal law of the United States.

I hereby consent to the filing of this opinion as an exhibit to the registration statement and to the use of my name wherever it appears in the registration statement.  In giving such consent, I do not consider that I am an "expert" within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the registration statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ DOREEN A. LUDEMANN

Doreen A. Ludemann